EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of SanDisk Corporation, of our report dated February 20, 2009, except with respect to the retroactive adoption of accounting principles described in Note 1, as to which the date is June 1, 2009, with respect to the Consolidated Financial Statements of SanDisk Corporation included in the Form 8-K dated June 3, 2009, and our report dated February 20, 2009 with respect to the effectiveness of internal control over financial reporting of SanDisk Corporation, included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

/s/ Ernst & Young LLP

San Jose, California
June 1, 2009